Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2018, in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-214255) and related Prospectus of Stereotaxis, Inc. for the registration of 86,065,014 of its common stock.

We also consent to the incorporation by reference therein of our report dated March 20, 2018 with respect to the financial statements and schedule of Stereotaxis, Inc. for the years ended December 31, 2017 and 2016 included in the Annual Report (Form 10-K) for 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 30, 2018